Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and 10-K/A are available at www.proxyvote.com.

▼ **TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE** ▼

M52212-P33036

OFFICIAL PAYMENTS HOLDINGS, INC.

PROXY
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 21, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P R O X Y

The undersigned stockholder of Official Payments Holdings, Inc. ("OPAY") hereby constitutes and appoints Jeff Hodges and Keith S. Omsberg and each of them, with full power of substitution, as proxy or proxies of the undersigned to vote the number of shares of common stock which the undersigned would be entitled to vote if personally presents OPAY's Annual Meeting of Stockholders, to be held at the Hilton Atlanta Northeast, located at 5993 Peachtree Industrial Boulevard, Norcross, GA 30092 at 10:00 am local time on March 21, 2013, and at any adjournments or postponements thereof, with respect to the proposals described in the Notice of Annual Meeting of Stockholders and proxy statement, in the manner specified on the reverse side. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AMONG THE BOARD'S NOMINEES AS DIRECTED BY THE STOCKHOLDER. WHERE NO CONTRARY DISCRETION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED CUMULATIVELY IN THE DISCRETION OF THE PROXY HOLDERS AMONG THE BOARD'S NOMINEES NAMED IN PROPOSAL 1 (EXCEPT FOR ANY NOMINEES FOR WHOM THE UNDERSIGNED HAS WITHHELD AUTHORITY TO VOTE), FOR PROPOSAL 2 AND FOR PROPOSAL 3.

Cumulative Voting Instructions (Mark the Corresponding box on the reverse side)

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(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)